Exhibit 99




[LOGO OF HERSHEY FOODS APPEARS HERE]            HERSHEY FOODS NEWS
            Corporate Communications      Hershey Foods Corporation
                                          100 Crystal A Drive -
                                          Hershey,  PA     17033
                                          E-mail: pr@hersheys.com
                                          http://www.hersheys.com
=====================================================================

FOR IMMEDIATE RELEASE                      CONTACT:
December 28, 1999                          John C. Long
                                           717-534-7631

                                           FINANCIAL CONTACT:
                                           James A. Edris
                                           717-534-7556

                    Hershey Foods Corporation Earnings Update

Hershey Foods Corporation announced today that the strong customer order demand it was experiencing at the time of its October 25, 1999, announcement of third quarter results was not sustained throughout the fourth quarter. The Corporation's growth at retail outpaced the category for the Halloween season (as measured by IRI data through the first week of November) despite the shipping and distribution difficulties referred to in the October 25 announcement. Through the balance of November, its performance was in line with its expectations for the fourth quarter. Sales in December, however, will be lower than expected. This slowdown in customer order demand appears to be in part a consequence of the earlier customer service and order fulfillment issues.

Hershey continues to make progress implementing improvements to its new customer service, warehousing and order fulfillment business systems and processes, and customer service performance has improved significantly.

However, 1999 earnings from continuing operations could be below the estimate in the October 25 announcement of $2.16 to $2.20 per share by an amount of up to approximately $.10 per share as a result of the lower than expected sales in December and increased costs associated with these issues. The Corporation does not expect to comment further on 1999 earnings until final results can be announced, which it expects will be on January 31, 2000.

Safe Harbor Statement:
----------------------
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements, because of factors such as changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including income taxes; demand for new and existing products; and raw material pricing, as discussed in the Corporation's Annual Report on Form 10-K for 1998, as well as the Corporation's ability to remedy the problems and avoid the increased costs encountered since implementing changes to the customer service, warehousing, and order fulfillment processes and systems in July 1999; the ability to restore customer service to historical levels; the effects service levels and other factors have on future customer demand; and the ability to complete construction and commence operations of new warehousing facilities on schedule.

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